Exhibit 4.1

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment (this “Amendment”) is made as of March 3, 2021 by and between Alta Equipment Group, Inc. (f/k/a B. Riley Principal Merger Corp.), a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York Corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of April 8, 2019 (the “Existing Warrant Agreement”), between the Company and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of the Registered Holders of 50% of the number of the then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants, Forward Purchase Warrants or Working Capital Warrants or any provision of the Existing Agreement with respect to the Private Placement Warrants, Forward Purchase Warrants or Working Capital Warrants, 50% of the number of then outstanding Private Placement Warrants, Forward Purchase Warrants and Working Capital Warrants;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to require the holders of the Warrants to exchange all of the outstanding Warrants for shares of Common Stock, on the terms and subject to the conditions set forth herein; and

WHEREAS, the requisite number of Registered Holders of Warrants have consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1.	Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding the new Section 6A thereto:

“6A Mandatory Exchange.

6A.1 Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants shall be exchanged, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the outstanding Warrants, as described in Section 6A.2 below, for shares of Common Stock, at the exchange rate of 0.263 shares of Common Stock for each Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock). If any holder of Warrants would otherwise be entitled to receive fractional shares as Consideration, the number of shares of Common Stock to be received as Consideration shall be rounded down to the nearest whole number.

6A.2 Date Fixed for, and Notice of, Exchange. The Company shall fix a date for the exchange, which date shall not be less than 20 calendar days after the definitive information statement on Schedule 14C (the “Information Statement”) is sent by the Company to the Registered Holders of the Warrants as described below (the

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“Exchange Date”). Notice of the exchange shall be included in the Information Statement to be sent by the Company at least 20 calendar days prior to the Exchange Date to the Registered Holders of the Warrants at their last addresses as they shall appear on the registration books. Any notice included in an Information Statement sent in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. The Company will make a public announcement of the exchange following the mailing of such Information Statement.

6A.3 Exercise After Notice of Exchange. The Warrants may be exercised at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the Registered Holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.”

2.	Miscellaneous Provisions.

2.1 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2 Applicable Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.3 Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

2.4 Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5 Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

ALTA EQUIPMENT GROUP, INC.

By:	/s/ Anthony J. Colucci
Anthony J. Colucci Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Isaac J. Kagan
Isaac J. Kagan
Vice President

[Signature Page to Warrant Agreement Amendment]

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